Exhibit 99.1

FOR IMMEDIATE RELEASE

For further information:
Gil Borok	Nick Kormeluk	Steve Iaco
Chief Financial Officer	Investor Relations	Corporate Communications
310.405.8909	949.809.4308	212.984.6535

CB RICHARD ELLIS GROUP, INC. CHANGES NAME TO CBRE GROUP, INC.

Los Angeles, CA — October 3, 2011 — CB Richard Ellis Group, Inc. (NYSE:CBG) today announced that it has changed its corporate name to CBRE Group, Inc., effective immediately, in order to align its corporate name with its industry-leading CBRE brand.

“This change is the natural next step in the evolution of our corporate identity,” said Brett White, CBRE’s chief executive officer. “Increasingly, our clients have come to know us as CBRE, and our highly visible CBRE logo has grown into one of the industry’s most powerful and well recognized brands. Adopting CBRE as our corporate name simplifies our identity and enables us to further capitalize on the advantage of our strong brand.”

About CBRE Group, Inc.

CBRE Group, Inc. (NYSE:CBG), a Fortune 500 and S&P 500 company headquartered in Los Angeles, is the world’s largest commercial real estate services firm (in terms of 2010 revenue). The Company has approximately 31,000 employees (excluding affiliates), and serves real estate owners, investors and occupiers through more than 300 offices (excluding affiliates) worldwide. CBRE offers strategic advice and execution for property sales and leasing; corporate services; property, facilities and project management; mortgage banking; appraisal and valuation; development services; investment management; and research and consulting. Please visit our Web site at www.cbre.com.